Exhibit 10.9

Execution Copy

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

DEVELOPMENT AND OPERATION AGREEMENT

This Development and Operation Agreement (this “Agreement”) is entered into as of August 31, 2021 (the “Effective Date”) by and between Data Black River LLC, a Delaware limited liability company (“DBR”), and Helix Digital Partners, LLC, a Delaware limited liability company (“HDP”). DBR and HDP are collectively referred to hereunder as “Parties” or individually as a “Party.”

RECITALS:

A.    DBR is in the business of owning and operating modular blockchain data mines.

B.    HDP currently owns and operates five existing modular blockchain data mines (the “HDP Mines”) located at the 44.4 MW Glen Park Hydroelectric Project in Brownville, New York (the “Hydro Project”), which is owned and operated by Black River Hydroelectric, LLC (“Black River”), an affiliate of HDP.

C.    Black River and HDP have entered into that certain License Agreement dated as of the same date hereof (the “License”) which grants HDP the right to locate and operate the HDP Mines on a certain portion of the Hydro Project property and which is more particularly described on Exhibit A hereto (the “Premises”). The License further grants HDP the right to sublicense the right to DBR to operate and maintain the HDP Mines and to locate up to ten new modular blockchain data mines with an equivalent electrical capacity usage of up to but not exceeding approximately 20 MWs, together with related equipment and infrastructure which shall be owned by DBR (the “DBR Mines” and together with the HDP Mines, the “Project Mines”).

D.    Black River and HDP have entered into that certain power purchase agreement dated as of the same date hereof (the “PPA”) pursuant to which Black River has agreed to provide electricity generated by the Hydro Project to HDP at the Premises from time to time for the purpose of operating the Project Mines under the conditions as set forth in the PPA.

E.    Griid Infrastructure LLC and HDP have executed a Letter of Intent dated as of March 3, 2021 (the “LOI”) and a Letter Agreement dated as of March 26, 2021 (the “Letter Agreement”) which set forth the Parties’ general agreement regarding the manner in which the Parties would develop and operate the Project Mines prior to the execution of this Agreement.

F.    The Parties desire to enter into this Agreement for the purposes of establishing their agreement for installing the DBR Mines and operating the Project Mines and setting forth each Party’s rights and obligations for the Project Mines.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.    Development.

1.1.	Phase I

1.1.1.

“Phase I” shall mean the period from March 3, 2021 to the date that the last DBR Mine is installed and operable which date shall be confirmed in writing by DBR and HDP. The Parties acknowledge that: (a) as of the Effective Date, all mining servers contained in the HDP Mines are owned by HDP except that the HDP Mine referred to as “Container #5” holds [***] mining servers which are owned by DBR (the “DBR Container #5 Servers”), (b) during Phase I, DBR installed or will install DBR Mines on the Premises which DBR Mines and all mining servers, other equipment and infrastructure contained therein and installed by DBR (collectively, the “DBR Mine Equipment”) shall be owned exclusively by DBR, and (c) DBR has operated and will continue to operate all DBR Mines using electricity produced by the Hydro Project.

1.1.2.

Simultaneous with the Effective Date, the LOI and the Letter Agreement are hereby terminated in their entirety. For the avoidance of doubt, all expenses, reimbursements and payments related to all HDP Mines and DBR Mines, and payment for electricity load during Phase I are addressed herein and, in the event of any conflict between the terms of this Agreement and the Letter Agreement, the terms of this Agreement shall control.

1.2.	Phase II

1.2.1.

“Phase II” shall mean the period commencing immediately after the end of Phase I to the date that all Development Costs (as defined below) have been repaid in full to each of the Parties in accordance with Section 4.3.2 herein.

1.3.	Phase III

1.3.1.	“Phase III” shall mean the period from the end of Phase II until the termination or expiration of this Agreement.

Phases II and III may be redefined and reopened by mutual written agreement of the parties in the event that additional Development Costs are funded by either of DBR and/or HDP during Phase II and Phase III.

2.    DBR Obligations.

2.1.

DBR shall perform all services necessary to install, optimize, operate and maintain the Project Mines, including the mining of bitcoin for the Parties’ respective payout accounts (collectively, the “Mining Services”). DBR shall pay for all direct, actual costs and expenses incurred in connection with the Mining Services, provided that HDP shall pay to DBR the HDP Expense Payment as set forth Section 3.1.1.

2.2.

In consideration for performance of the Mining Services, for each month or portion thereof during Phase II and Phase III, DBR shall be entitled to a monthly fee of $25,000 (the “Management Fee”) payable in arrears on the first day of every subsequent month. The Management Fee will be paid from Mining Revenue (as defined below) as described in Section 4.

3.     HDP Obligations.

3.1.	Certain Development Costs.

3.1.1.

Within thirty (30) days of the Effective Date, HDP shall make a cash payment of $337,500 (the “HDP Expense Payment”) to DBR, in accordance with wiring instructions provided by DBR to HDP, which HDP Expense Payment shall be used by DBR solely for site improvements and the procurement and installation of related equipment for the Project Mines.

3.2.	License to Use Premises; Title to Equipment.

3.2.1.

HDP hereby grants to DBR and its employees, agents and invitees a non-exclusive license to enter upon and use the Premises, including the Project Mines, for purposes of providing the Mining Services. Such license shall include the provision by HDP of electrical service to supply the Project Mines in accordance with Section 3.3 below. Such license shall terminate upon the termination of this Agreement and is non-transferable by DBR other than in accordance with Section 13. DBR shall comply with all applicable laws and regulations including those which may be applicable to HDP or Black River Hydroelectric LLC.

3.2.2.

DBR shall retain ownership of the DBR Mines, all DBR Mine Equipment and the DBR Container #5 Servers. HDP shall retain ownership of the HDP Mines and all mining servers, other equipment and infrastructure contained therein (other than the DBR Container #5 Servers) and all equipment acquired using the HDP Expense Payment which equipment will be identified and confirmed by DBR and HDP in writing.

3.3.	Electricity Supply.

3.3.1.

Black River will supply electricity to HDP solely from the Hydro Project to serve the Project Mines in quantities not greater than 20 MW. HDP shall provide electricity to the Project Mines if and when delivered by Black River pursuant to the terms of the PPA. Subject to curtailment set forth in Sections 3.3.3 and 3.3.4, HDP hereby agrees that it will not reduce the amount of electricity provided by Black River below the amount required to operate the Project Mines without the prior written approval of DBR. Notwithstanding anything in this Agreement to the contrary, HDP’s and Black River’s obligation to provide electricity is limited to electricity produced by the Hydro Project provided that the Hydro Project has sufficient availability of water to generate electricity. In the event that electricity from the Hydro Project is not sufficient to meet the requirements of the Project Mines and Black River and HDP obtain electricity from the grid in order to meet such demand and incur energy purchase costs in excess of amounts payable to Black River in the event such electricity were provided by the Hydro Project

(“Excess Electricity Costs”), demand charges or fees; then all such Excess Electricity Costs, demand charges and fees incurred by Black River and HDP shall be included in the Electricity Fee pursuant to Section 3.3.5 if occurring during Phases II and III. If occurring during Phase I, DBR shall pay Excess Electricity Costs, and demand charges and fees in proportion to the amount of electricity consumed by for the DBR Mines compared to all electricity consumed by the Project Mines in addition to the amount stated in Section 4.2.1. The quantity of the electricity used for the Project Mines will be calculated at the site metering point for the Project Mines and is not to include consumption by Black River for usage at the Hydro Project. The charges for such consumption will be in accord with charges from the local utility.

3.3.2.	HDP has entered into the PPA with Black River which provides for the supply of power from the Hydro Project to HDP at market rates for the purpose of operating the Project Mines.

3.3.3.

Black River, per the PPA, and HDP, per the terms hereof, reserve the right to curtail electricity service in whole or in part from time to time, and for any duration of time, at no cost or liability to Black River or to HDP under this Agreement, including the following:

3.3.3.1.	80 consecutive or non-consecutive one-hour increments within each calendar year during the term, each one-hour increment to occur at any time determined by Black River in its sole discretion;

3.3.3.2.

(a) As a result of operation of equipment installed for power system protection, (b) for routine installation, maintenance, inspection, repairs, or replacement of equipment, (c) when, in Black River’s sole judgment based upon commercially reasonable efforts, such action is necessary to preserve the integrity of, or to prevent or limit any instability or material disturbance on the Hydro Project or the related interconnection facilities (d) to the extent required to comply with any governmental approval related to the operation of the Hydro Project or any agreement associated with such governmental approval, or (e) whenever river flows are insufficient to allow efficient generation by the Hydro Project. Black River will use commercially reasonable efforts to provide HDP with no less than 6 hours advance notice of interruptions of service described in this Section 3.3.3.

3.3.4.

HDP bears the sole risk of Mining Revenue falling below the price HDP is obligated to pay Black River for the electricity provided to the Project Mines pursuant to the PPA; provided, however, whenever revenues from power sales (including sale of RECs and other ancillary services) available to Black River exceed Mining Revenue (as expressed in effective $/MWh generated) by more than ten percent (10%), HDP shall have the right to curtail supply of electricity to the Project Mines and sell or cause Black River to sell electricity to the market with reasonable notice to DBR. In connection with any Curtailment Period (as defined below), HDP shall distribute any Foregone Mining Revenue (as defined below) in accordance with Section 4.3. Following such distribution, any Curtailment Revenue for such Curtailment Period shall be distributed to the Parties as follows: 75% to HDP and 25% to DBR. For all purposes hereunder:

3.3.4.1.	“Curtailment Period” shall mean each such period when electricity supply to the Project Mines is curtailed in accordance with this Section 3.3.4.

3.3.4.2.

“Curtailment Revenue” shall mean all power sales revenue received by Black River during a Curtailment Period related to the amount of power that would otherwise have been used to operate the Project Mines during such Curtailment Period.

3.3.4.3.

“Foregone Mining Revenue” shall mean, with respect to any particular Curtailment Period, the portion of the Curtailment Revenue for such Curtailment Period that is equivalent to the projected revenue of the mining revenue that was foregone during such Curtailment Period. The Foregone Mining Revenue for any Curtailment Period shall be capped at the amount of Curtailment Revenue for such period.

3.3.5.

In consideration for supplying the Project Mines with electrical service, HDP shall be entitled to a monthly fee of $10.00/MWh for each MWh supplied to the Project Mines (the “Electricity Fee”) payable in arrears on the first day of every subsequent month during Phase II and Phase III. Such Electricity Fee will be paid from Mining Revenue as described in Section 4. Electricity usage by the Project Mines shall be calculated using the total reading from the site level meters for the Project Mines to be installed at the primary feed to the Project Mines from the transformer owned by Black River.

3.3.5.1.

In addition to the Electricity Fee, HDP will provide to DBR the amount of sales tax paid in conjunction with the sale of the electricity to HDP by Black River. In consideration for this cost, HDP will be entitled to a portion of the Mining Revenues for a proportion of the sales tax equivalent to the percentage of the Mining Revenues DBR receives in that month pursuant to Section 4.2. HDP will incur the remaining proportion of the sales tax corresponding to their percentage share as set forth in Section 4.2.

3.3.6.

In the event that HDP for reasons other than set those forth in Section 3.3.3 and 3.3.4 does not supply electricity to the Project Mines in any two (2) consecutive months during the term of this Agreement above the Minimum Electricity Supply Amount, DBR shall have the right to terminate this Agreement upon written notice to HDP. For purposes of this Agreement, “Minimum Electricity Supply Amount” shall mean an amount equal to the product of (i) the number of days in the applicable month, multiplied by (ii) 24 (i.e. 24 hours in a day), multiplied by (iii) 13 MWs, multiplied by (iv) 0.25.

4.    Mining Revenue; Distributions

4.1.	Mining Revenue.

4.1.1.

“Mining Revenue” shall mean the bitcoin mining revenue (expressed in terms of bitcoin) which is generated by the Project Mines during the term of this Agreement (“Mining Revenue”). All Mining Revenue shall be deposited and distributed in accordance with Section 4.3 below. Simultaneous with the distribution of Mining Revenue, DBR shall deliver a report in a form to be mutually agreed upon by the Parties. In addition, at the time of such distributions the value of the Mining Revenue distributed will be marked-to-market at mutually agreed upon exchange rates and such valuation shall be included each report that accompanies a distribution of Mining Revenue.

4.2.	Phase I.

4.2.1.

During Phase I, (a) DBR shall pay HDP $[***]/MWH for electricity used by DBR for DBR Mine Equipment, (b) HDP shall retain Mining Revenue from the HDP Mines, and (c) DBR shall retain Mining Revenue from the DBR Mines. Amounts due to HDP pursuant to item (a) herein shall be paid by DBR by the 15th day of each month during Phase I for amounts used by DBR during the preceding month. Any unpaid amounts due to HDP for electricity used by DBR between March 3, 2021 and the Effective Date shall be included in the payment to be made on the 15th day of the month following the Effective Date, unless agreed upon otherwise by the Parties.

4.2.2.

At the end of Phase I, the Parties shall determine the total amounts contributed by each of the Parties to fund the costs and expenses to develop the Project Mines (the “Development Costs”), which shall include, without limitation, (a) in the case of HDP, the HDP Expense Payment and credit for an “in kind” amount of $662,500 for the right to use the Premises and the HDP Mines and containers owned by HDP in accordance with this Agreement, and (b) in the case of DBR, the total amounts paid by DBR for procurement, construction and installation of Project Mines beyond the HDP Mines which amount shall be confirmed in writing by DBR and HDP and which amount paid by DBR shall in no event exceed $5,666,000 unless otherwise mutually agreed upon by the Parties. The total amount of Development Costs of each Party relative to the total aggregate Development Costs of both Parties shall be defined as each Party’s “Development Costs Percentage Share.”

4.2.3.

In the event additional costs or expenses (which would qualify as Development Costs as defined above if such were incurred during Phase I), are anticipated or desired to be incurred during Phases II or III by either Party, both Parties shall first agree to the purpose and amount of such additional costs and expenses and then the Development Costs Percentage Share for each Party shall be revised to account for the additional costs and expenses as mutually agreed upon by the Parties.

4.3.	Phase II & III.

4.3.1.

At the beginning of Phase II, the Parties shall establish a joint bitcoin mining pooling account in the names of both HDP and DBR (the “Pooling Account”) and all Mining Revenue derived from the Project Mines shall be deposited into such Pooling Account. Such Pooling Account shall be maintained in accordance with best practices for maintaining cryptocurrency account reporting, security and integrity. No physical bitcoin will be held jointly by the Parties.

4.3.2.

Commencing with the second month in Phase II, on the first day of each month during Phase II all Mining Revenue from the prior month shall be distributed in bitcoin which is marked to market at the time of such distributions as follows:

4.3.2.1.	first, to pay DBR the Management Fee and to pay HDP the Electricity Fee;

4.3.2.2.	second, to pay to each Party its total amount of Development Costs in accordance with each Party’s Development Costs Percentage Share until each Party’s Development Costs have been paid in full; and

4.3.2.3.

third, any remaining amounts to be distributed to (a) HDP in accordance with the sliding scale using the black line and interpolating actual percentage amounts set forth in the table attached hereto as Exhibit B, and (b) DBR shall receive a percentage equal to 100 minus the percentage amount due to HDP pursuant to such sliding scale in Exhibit B.

4.3.3.	Commencing with the second month in Phase III, on the first day of each month during Phase III all Mining Revenue from the prior month shall be distributed as follows:

4.3.3.1.	first, to pay DBR the Management Fee and to pay HDP the Electricity Fee;

4.3.3.2.

second any remaining amounts to be distributed to (a) HDP in accordance with the sliding scale using the green line and interpolating actual percentage amounts set forth in the table attached hereto as Exhibit B, and (b) DBR shall receive a percentage equal to 100 minus the percentage amount due to HDP pursuant to such sliding scale in Exhibit B.

4.3.4.

In the event that Mining Revenues are not sufficient to fully cover the Management Fee and Electricity Fee for any month during Phase II or Phase III, the Mining Revenues that are received shall be distributed to each Party according to their proportion of such total expenses. Any remaining, unpaid Management Fee or Electricity Fee will be accrued and paid from Mining Revenues in the following month. If all such fees are not fully covered for three consecutive months, either Party has the right to terminate this Agreement upon written notice to the other Party.

5.    Term. The initial term of this Agreement shall commence as of the Effective Date and end on the three (3) year anniversary of the Effective Date, unless this Agreement is terminated earlier in accordance with Section 6 hereof (the “Initial Term”). Following the expiration of the

Initial Term, this Agreement shall automatically renew for consecutive periods of one (1) year each (each a “Renewal Term” and together with the Initial Term, the “Term”) unless this Agreement is terminated by either Party in writing by providing at least sixty (60) days’ notice prior to the end of the Initial Term or the then-current Renewal Term.

6.    Termination.

6.1.	Termination by Either Party. Either Party may terminate this Agreement in the event that:

6.1.1.	the other Party breaches this Agreement and fails to cure such breach within thirty (30) days of written notice from the other Party regarding such breach;

6.1.2.	if average Mining Revenue (as expressed as equivalent $/MWH) over a consecutive ninety (90) day period drops below average electricity revenue for the same period or below $50/MWh equivalent; or

6.1.3.	in accordance with Section 4.3.4.

6.2.	Termination by DBR. DBR shall have the right to terminate this Agreement upon written notice to HDP as follows:

6.2.1.	in accordance with Section 3.3.6; or

6.2.2.	upon termination of the License Agreement or the PPA.

6.3.

Effect of Termination. Upon expiration or termination of this Agreement, DBR shall have the right to remove the DBR Mines and all DBR Equipment within one hundred twenty (120) days of such termination or expiration and DBR, its employees, agents and invitees shall have the right to access the Premises during such time period for such purposes.

7.    Approvals. HDP has obtained all consents, permits, approvals and orders (collectively, “Approvals”) necessary to permit HDP to consummate the transactions contemplated in this Agreement including all Approvals required by applicable law and Approvals from any third parties (including HDP lenders). Each Party is responsible for obtaining all construction and installation permits and approvals related to their portions of the installation work.

8.    Public Announcements. Unless otherwise required by applicable law, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

9.    Use of Work Product. It is the intention of the Parties that, all work product, materials, documents and intellectual property (including without limitation all inventions, designs, ideas, discoveries works, creations, patents, copyrights and trade-marks) and all intellectual property rights or other rights relating thereto developed by either Party during the course of, or in connection with, the performance of this Agreement (collectively “Work Product”) shall be owned by the Party creating the Work Product.

10.    Indemnification and Insurance.

To the maximum extent allowed by law, each Party (an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its affiliates, officers, directors, agents and employees ( the “Indemnified Parties”), from and against any and all claims, losses, actions, damages, expenses and all other liabilities, including but not limited to reasonable attorneys’ and professionals’ fees, for personal injury, including death, of any person (including the Indemnifying Party’s employees), and damage to property, (including the Indemnified Party’s property) (i) arising in any manner out of or resulting from the negligence or willful misconduct of the Indemnifying Party, its agents, employees or contractors, or (ii) arising out of or resulting in any manner in whole or in part from the Indemnifying Party’s performance of its obligations under this Agreement.

Each Party shall, at its own expense, provide and keep in full force and effect during the term of this Agreement, such property, business interruption and liability insurance to protect such Party’s interests in such amounts and with such deductibles as such Party determines is necessary for such Party’s purposes. Each Party shall provide certificates of insurance to the other if requested.

11.    Limitation of Liability.

11.1.

Exclusion of Certain Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY LOSS OF USE, REVENUE, OR PROFIT, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12.    Force Majeure. The performance of each Party under this Agreement may be subject to interruptions or reductions due to an event of Force Majeure. The term “Force Majeure” shall mean an event or circumstance beyond the control of the Party claiming Force Majeure, that, by exercise of due diligence and foresight, could not reasonably have been avoided, including, but not limited to an emergency, a Force Majeure event affecting the Hydro Project, flood, drought, earthquake, storm, fire, lightning, epidemic (including Covid 19), war, riot, civil disturbance, sabotage, terrorism, strike, and act of God or any other cause beyond the control of the Party claiming Force Majeure. However, the obligation to use due diligence shall not be interpreted to require resolution of labor disputes by acceding to demands of the opposition when such course is inadvisable in the discretion of the Party having such difficulty. A Party shall not be liable to the other Party in the event it is prevented from performing its obligations hereunder in whole or in part due to an event of Force Majeure. The Party rendered unable to fulfill any obligation by reason of a Force Majeure shall take all commercially reasonable action to remove such inability with all due speed and diligence.

13.    Assignments; Waiver. This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). The terms of this Agreement shall be binding upon assignees. The failure of either Party to exercise any power or right to require performance by the other Party of any part of this Agreement shall not affect the full right to exercise such power or to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any later breach of the same or any other provision.

14.    Liens. Each Party shall keep its property and the Premises free and clear of all liens and claims of liens for labor, materials, services, supplies and equipment performed on or furnished to either Party or any of their property in connection with their presence or use of the Premises. DBR shall have the right to borrow money from third parties using DBR’s property as collateral provided that in no event shall HDP or Black River Hydroelectric LLC’s real or personal property become subject to any lien or encumbrance.

15.    Costs. The Parties shall each bear their own costs and expenses in connection with the negotiation of this Agreement, the License Agreement and the PPA (including, without limitation, fees and other amounts payable to agents, attorneys, auditors, accountants, consultants, advisors, brokers and other representatives).

16.    Notices.

All notices here under shall be provided to the following representatives:

DBR

Name: Harry Sudock

Email: [***]

HDP

Notice Contact:

Name: Chief Counsel

Email: [***]

Business contact:

Name: Connor Tinen

Email: [***]

17.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles. Any controversy, claim or dispute arising out of or relating to this Agreement (collectively, a “Dispute”) shall be settled finally by binding arbitration before the American Arbitration Association

(“AAA”) and the parties shall be bound by the results thereof. Such arbitration shall be conducted before a panel of three arbitrators in the City of Wilmington, Delaware in accordance with the AAA Commercial Arbitration Rules. Each Party shall select an arbitrator, and then the arbitrators shall select a third to complete the panel. Each Party shall bear its own costs and expenses, including legal fees, incurred in connection with any Dispute.

18.    Confidentiality. The confidentiality agreement entered into by GRIID Infrastructure LLC and Eagle Creek RE Management, LLC dated as of January 26, 2021 (the “Confidentiality Agreement”) shall be applicable to the Parties as if they were signatories to that agreement and, notwithstanding anything in the Confidentiality Agreement to the contrary, shall remain in full force and effect during the term of this Agreement plus one year following the expiration or termination of this Agreement.

19.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of a signed counterparty to this Agreement whose image shall have been transmitted electronically will constitute an original signature for all purposes. The delivery of copies of this Agreement, including executed signature pages, by electronic transmission will constitute effective delivery of this Agreement for all purposes.

20.    Non-Solicitation. During the Term of this Agreement and for a period of one (1) year thereafter, each Party covenants and agrees that without the prior written consent of the other Party, no Party or any of its affiliates shall solicit or seek to hire as an employee any person who at any time during such period is employed by the other Party or its affiliates; provided, that the foregoing shall not preclude a Party or its affiliates from hiring any employee of the other Party or its affiliates who (i) responds to a general solicitation through a public medium or general or mass mailing which is not directly or indirectly targeted at employees of the other Party or its affiliates, or (ii) no longer is employed by the Party or its affiliates.

The term “affiliate” means any other individual, corporation, partnership, joint venture, limited liability company or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such individual, corporation, partnership, joint venture, limited liability company or other entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an individual, corporation, partnership, joint venture, limited liability company or other entity, whether through the ownership of voting securities, by contract or otherwise.

21.    Taxes. Each Party shall pay all present or future federal, state, local and other taxes and fees applicable to such Party or their property or equipment, and shall be entitled to the benefit of any tax credits, allowances, depreciation or other credits related to the ownership of their equipment or related to or arising from their performance under this Agreement. Each Party shall pay, without reimbursement by the other Party, all federal, state and local taxes which it is obligated to pay with respect to wages, salaries and benefits (including workman’s compensation insurance) paid or provided by it to its employees, including, but not limited to: (i) all payroll-

related or consumer taxes of its employees, federal, state and local tax withholdings, federal insurance contribution act taxes, and federal and state unemployment taxes, and (ii) all federal, state and local corporate income taxes on income earned by such Party. DBR shall not be responsible for any present or future federal, state, local and other taxes and fees applicable to the Premises or the HDP Mines, portions of the Premises except for the DBR Mines and other DBR Mine Equipment, and DBR shall be responsible for taxes applicable to such including applicable real and personal property taxes.

22.    Integration, Amendment. This Agreement represents the only agreement pertaining to the subject matter set forth herein and supersedes all prior agreements relating to the subject matter hereof, whether written or oral, and shall not be amended, changed, altered or modified other than by an agreement in writing and signed by Parties or their respective successors and assigns, if any. The Parties agree that the LOI is hereby terminated.

23.    Relationship. The duties, obligations, and liabilities of the Parties are intended to be several and not joint or collective. This Agreement shall not be interpreted or construed to create an association, joint venture, fiduciary relationship or partnership between HDP and DBR or to impose any partnership obligation or liability or any trust or agency obligation or relationship upon either Party. HDP and DBR shall not have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party. None of the persons employed by a Party shall be considered employees of the other Party for any purpose; nor shall a Party represent to any person that it is or shall become an employee or agent of the other Party. DBR shall not be considered a third party beneficiary to the PPA or the License.

24.    Representations. Each Party hereto represents and warrants in favor of the other Party that it is duly organized and validly existing under the laws of its jurisdiction of formation; and it has the power to execute and delivery this Agreement and to perform its obligations under it.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Helix Digital Partners, LLC

By:	/s/ Neal Simmons
Name:	Neal Simmons
Title:	President & CEO

Data Black River LLC

By:	/s/ James D. Kelly III
Name:	James D. Kelly III
Title:	President

Signature Page to Development and Operation Agreement

EXHIBIT A

[***]

EXHIBIT B

[***]